                                                                     EXHIBIT 2.5

                       KENT P. AINSWORTH VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "AGREEMENT"), dated as of July 16, 2002, is entered into by and between URS CORPORATION, a Delaware corporation ("PARENT") and Kent P. Ainsworth (the "PARENT STOCKHOLDER"). Capitalized terms used but not defined herein have the meanings specified for such terms in the Merger Agreement (defined below).

                                    RECITALS

        WHEREAS, on July 16, 2002, Parent, URS Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB 1"), URS-LSS Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("MERGER SUB 2"), Carlyle-EG&G Holdings Corp., a Delaware corporation ("EG&G") and Lear Siegler Services, Inc., a Delaware corporation ("LEAR"), entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), pursuant to which EG&G will be merged with and into Merger Sub 1, and Lear will be merged with and into Merger Sub 2 (the "MERGER"), with each of Merger Sub 1 and Merger Sub 2 as a surviving corporation;

        WHEREAS, subject to Parent obtaining the approval of its stockholders, shares of Parent's Series D Convertible Participating Preferred Stock, par value $.01 per share ("BRIDGE PREFERRED STOCK"), will automatically convert into shares of Parent Common Stock; and

        WHEREAS, in connection with the Merger Agreement, the Parent Stockholder is willing to enter into this Agreement;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE 1

                            AGREEMENT TO VOTE SHARES

        SECTION 1.1 AGREEMENT TO VOTE. Parent Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Parent, however called, and in any action by consent of the stockholders of Parent, he will vote or cause to be voted: (i) all of the shares of Parent Common Stock set forth opposite his name on Schedule I hereto and (ii) any and all shares of Parent Common Stock acquired by him on or after the date hereof, subject to the termination of this Agreement pursuant to Section 5.1 hereof, to approve the issuance of Parent Common Stock upon conversion of the Bridge Preferred Stock.

        SECTION 1.2   ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

        In the event of any change in the shares of Parent Common Stock, by reason of any stock dividends, splits, mergers, recapitalizations or other changes in the corporate or capital structure of Parent, the number and kind of shares of Parent Common Stock subject to this Agreement shall be appropriately adjusted.


                                       1.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                              OF PARENT STOCKHOLDER

        Parent Stockholder hereby represents and warrants to Parent as follows:

        SECTION 2.1 TITLE TO PARENT COMMON STOCK. As of the date hereof, Parent Stockholder is the record and beneficial owner of the number of shares of Parent Common Stock set forth opposite his name on SCHEDULE I hereto, and such shares of Parent Common Stock are all of the Parent Common Stock owned, either of record or beneficially, by him. Such shares of Parent Common Stock are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever other than pursuant to this Agreement, except as disclosed to Parent prior to the execution and delivery of this Agreement. Parent Stockholder has not appointed or granted any proxy, which appointment or grant is still in effect, with respect to such shares of Parent Common Stock.

        SECTION 2.2   AUTHORITY RELATIVE TO THIS AGREEMENT.

        Parent Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent Stockholder and the consummation of the transactions contemplated hereby have been duly and validly authorized by applicable actions on the part of Parent Stockholder necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent Stockholder and constitutes a legal, valid and binding obligation of Parent Stockholder, enforceable against him in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        SECTION 2.3   NO CONFLICT.

               (a) Neither the execution and delivery of this Agreement nor the consummation by Parent Stockholder of the transactions contemplated hereby will
(i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent Stockholder, or by which the shares of Parent Common Stock held by Parent Stockholder are bound or affected or (ii) conflict with, or constitute a violation of, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the shares of Parent Common Stock held by Parent Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent Stockholder is a party


                                       2.

or by which Parent Stockholder or the shares of Parent Common Stock held by Parent Stockholder are bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay the performance by Parent Stockholder of his obligations under this Agreement.

               (b) The execution and delivery of this Agreement by Parent Stockholder does not, and the performance of this Agreement by Parent Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not prevent or delay the performance by Parent Stockholder of his obligations under this Agreement.

                                    ARTICLE 3

                       COVENANTS OF THE PARENT STOCKHOLDER

        SECTION 3.1   NO INCONSISTENT AGREEMENTS.

        Parent Stockholder hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement, Parent Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to his shares of Parent Common Stock that is inconsistent with this Agreement.

        SECTION 3.2   TRANSFER OF TITLE.

        Parent Stockholder hereby covenants and agrees that, so long as this Agreement is in effect, Parent Stockholder will not transfer or cause to be transferred record or beneficial ownership of any of the shares of Parent Common Stock owned by him, unless the transferee agrees in writing (which written agreement must be in form reasonably acceptable to Parent) to be bound by the terms and conditions of this Agreement. The preceding sentence shall not apply to any disposition of Parent Common Stock by Parent Stockholder in accordance with Rule 144 pursuant to the Securities Act of 1933, as such rule may be amended from time to time, or any successor rule or regulation.


                                       3.

                                    ARTICLE 4
                               COVENANTS OF PARENT

        SECTION 4.1 OTHER AGREEMENTS. Parent hereby covenants that it shall not amend, waive, forgive performance of or terminate any agreement it now has or hereafter enters into obligating one or more of its stockholders to vote, or pursuant to which one or more of its stockholders agrees to vote, in favor of the Merger, the Merger Agreement (as it may be amended from time to time), the transactions contemplated by the Merger Agreement and the issuance of Parent Common Stock upon conversion of the Bridge Preferred Stock and that it shall enforce any rights it has pursuant to any such agreement.

                                    ARTICLE 5

                                   TERMINATION

        SECTION 5.1   TERMINATION.

        This Agreement shall terminate automatically upon the earlier of (a) the later to occur of (x) the Effective Time and (y) the date on which Parent obtains the Parent Stockholder Approval and (b) the valid termination of the Merger Agreement for any reason other than the failure to receive the approval of the Merger Agreement by the stockholders of EG&G or Lear.

        SECTION 5.2   EFFECT OF TERMINATION.

        In the event of the termination of this Agreement pursuant to Section
5.1 hereof, this Agreement shall forthwith become void and have no effect, without liability on the part of any party hereto or its trustees, partners, beneficiaries, directors, officers, stockholders or affiliates.

                                    ARTICLE 6

                                  MISCELLANEOUS

        SECTION 6.1   NOTICES.

        All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to Parent, to:

               URS CORPORATION
               100 California Street, Suite 500
               San Francisco, CA  94111
               Attention:  Kent P. Ainsworth
               Telecopy No.: (415) 398-2621



                                       4.

        with copies to:

               COOLEY GODWARD LLP
               One Maritime Plaza, 20th Floor
               San Francisco, CA  94111-3580
               Attention:  Samuel M. Livermore
               Telecopy No.  (415) 951-3699

        If to Parent Stockholder, to:

               URS CORPORATION
               100 California Street, Suite 500
               San Francisco, CA  94111
               Attention:  Kent P. Ainsworth
               Telecopy No.: (415) 398-2621

        with copies to:

               COOLEY GODWARD LLP
               One Maritime Plaza, 20th Floor
               San Francisco, CA  94111-3580
               Attention:  Samuel M. Livermore
               Telecopy No.  (415) 951-3699


Any party from time to time may change its address for the purposes of notices hereunder by giving written notice to the other parties hereto of such new address.

        SECTION 6.2   ENTIRE AGREEMENT.

        This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements or understandings, both written and oral, among the parties hereto, or among the parties hereto and other parties, relating to the voting of shares of Parent or any other entity with respect to any of the transactions contemplated by the Merger Agreement.

        SECTION 6.3   STOCKHOLDER CAPACITY.

        Parent Stockholder signs solely in his capacity as the record holder and beneficial owner of such shares of Parent Common Stock.

        SECTION 6.4   SPECIFIC PERFORMANCE.

        The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (a) consents to submit such party to the


                                       5.

personal jurisdiction of any federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a federal court sitting in the state of Delaware or a Delaware state court; and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

        SECTION 6.5   SEVERABILITY.

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not in any way be affected or impaired thereby so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

        SECTION 6.6   AMENDMENT.

        This Agreement may be amended only by a written instrument signed by each of the parties hereto.

        SECTION 6.7   ASSIGNMENT.

        Except as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of each of the other parties. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

        SECTION 6.8   GOVERNING LAW.

        This Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws thereof.


                                       6.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, in two or more counterparts, each of which shall be deemed to be an original and all of which collectively shall be deemed to be one and the same instrument, as of the date first written above.

PARENT                             URS CORPORATION

                                   By: /s/ Kent P. Ainsworth
                                      -----------------------------------------
                                       Kent P. Ainsworth, Executive Vice
                                       President, Chief Financial Officer and
                                       Secretary


                       Voting Agreement - Signature Page

PARENT STOCKHOLDER

                                /s/ Kent P. Ainsworth
                                ------------------------------------
                                KENT P. AINSWORTH


                       Voting Agreement - Signature Page

                                          SCHEDULE I

PARENT STOCKHOLDER                 COMMON STOCK OF PARENT
------------------                 ----------------------
Kent P. Ainsworth                           180,900



                                     II-1.